EXHIBIT 99.1

                           PLANET EARTH RECYCLING INC.
                      435 Martin Street, Blaine, Wa, 98230

NEWS  RELEASE                                       Listed:  OTC:BB
                                                    Trading  Symbol:  PERI

FOR  IMMEDIATE  DISSEMINATION

PLANET EARTH RECYCLING INC. ACQUIRES RECYCLING FACILITY

APRIL 2, 2001, BLAINE, WASHINGTON, PLANET EARTH RECYCLING INC. (The Company), announces the acquisition of a Toronto area, 400-ton per day permitted transfer station and recycling facility. 171 Fenmar Drive, Toronto, Ontario, will be home to the Company's recycling, depackaging, satellite, transfer, research and development, and technologies demonstration facilities. The Company paid
$1.9-million for the building and site. The Company has the funds to close the transaction on April 30, 2001. The site is just under eight acres of property with 69,000 sq. ft. of building space, including 6,000 sq. ft. of offices and 63,000 sq. ft. of plant space. It has exceptional access to both rail lines and highways. The front receiving area houses six, dock level, unloading stations able to accommodate six transport trailers at a time. The rear receiving area has three additional ground level entry points able to accommodate bulk tankers and vans. Four rail car access doors, complete with docks, are also included, making the facility ideal for shipping waste, recyclables, or end products to other local facilities or out of the country. This facilities can receive and gather waste streams including all types of organic waste. The facility can receive all types of packaged goods for disposal, separating the contents from their packaging. It can sort recyclables and resell them, and it can condense organic waste to be sold to the Hamilton Bio Conversion Inc. Thermo Master plant. This acquisition is projected to generate $4-million in revenue this year and $9-million the following year.

The Fenmar location alone will generate significant multiple revenue streams for the Company. Income will be derived from tipping fees; from sale of condensed organic wastes to Hamilton Bio Conversion; from resale of mainstream recyclables including tires, paper, glass, plastic, and metals; and from new product and technologies developed at the on-site research and development labs.

"The combination of our projected revenue at this site and our US$11,875,000 contract, will add substantially to our revenues and our earning per share, as well as generate global recognition of our growing library of new environmental technologies," stated Rowland Wallenius, President, Planet Earth Operating Services Inc.


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With  the  2002  closing  of the Keele Valley landfill, this purchase provides a win-win situation for the Company, the Greater Toronto area which is desperate for waste management options, and for the Planet Earth Recycling, Inc. and Hamilton Bio Conversion Inc.

PERI recognizes the global, environmental crisis and has adopted a high-growth approach for its business with cutting-edge solutions for managing and recycling all waste materials including: glass, plastic, paper, cardboard, metals, and particularly organic waste. From waste audits, acquisition, and processing of raw waste materials, to construction ownership, and operation of satellite centers, depackaging centers, transfer stations, recycling centers, and bio conversion plants, PERI does it all. PERI has the needed expertise, the technologies, the infrastructures, and resources to meet all of its objectives profitably and rapidly. PERI's expert team of consultants has over three centuries of combined experience deriving revenues from financing, permitting, engineering, construction, training, research and development, marketing, operations, and systems support. PERI is a one-stop recycling shop.

Certain statements contained herein are "forward looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements are based upon the belief of the Company's management, as well as assumptions made beyond information currently available to the Company's management. Because such "forward looking statements" are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. Such "forward looking statements" include but are not limited to, competitive factors, general economic condition, customer relations, relationships with vendors, government supervision and regulation, product introductions and acceptance, technological changes in industry practices, and other factors discussed in filings made by the Company with the Securities and Exchange Commission.

On Behalf of the Board of Directors of:
PLANET  EARTH  RECYCLING  INC.

"Donald  D.  Dick"

Donald  D.  Dick,
Chairman

                      FOR MORE INFORMATION, PLEASE CONTACT:

                                 Mr. Kevin Skett
                       435 Martin Street, Blaine, WA 98230
                               Tel: (360) 332-1350


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